Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-284539) pertaining to the Omnibus Incentive Plan and Employee Stock Purchase Plan of Smithfield Foods, Inc. of our report dated March 25, 2025, with respect to the consolidated financial statements of Smithfield Foods, Inc. included in this Annual Report (Form 10-K) for the year ended December 29, 2024.
/s/ Ernst & Young LLP
Richmond, Virginia
March 25, 2025